Exhibit 99

Smithfield Foods Comments on First Quarter Earnings

Smithfield, Virginia (August 4, 2004) - Smithfield Foods, Inc. (NYSE: SFD) said today that it expects to announce fiscal 2005 first quarter earnings per diluted share in the range $.45 to $.50 for the period ended August 1, compared to $.16 per diluted share from continuing operations in the first quarter of fiscal 2004. This year’s first quarter includes the results of Farmland Foods, acquired in October 2003. Net income is expected to be in the range of $50 to $56 million, compared to $17.6 million of income from continuing operations in last year’s fiscal first quarter.

Despite the fact that net income is expected to be three times fiscal 2004’s first quarter earnings from continuing operations, the company indicated the results include losses on its commodity positions as the company locked in profits in the hog production group at lower levels earlier in the calendar year and, as such, did not fully benefit from these higher live hog prices.

Smithfield plans to report first quarter earnings August 26.

With annualized sales of $10 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of live hogs and cattle, raw materials, fuel and other supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of our pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from ongoing litigation, actions of domestic and foreign governments and our ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations.

Contact: Jerry Hostetter, (212) 758-2100